Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Second Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 19th day of April, 2010 by and among Green Plains Trade Group LLC, a limited liability company formed under the laws of the State of Delaware (“GTRADE”), and each Person joined as a Borrower from time to time (each a “Borrower”, and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On July 30, 2009, Borrower, Lenders and Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B. Borrower has requested that Agent and Lenders amend certain terms and provisions contained in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) On the Effective Date, the following definition in Section 1.2 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Loan Amount less the Maximum Undrawn Amount minus (b) the sum of (i) the outstanding amount of Advances, plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding beyond normal trade terms, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

(b) On the Effective Date, Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Loan Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(c) hereof (“Receivables Advance Rate”), of Eligible Receivables, minus

(ii) the Minimum Availability Reserve, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Section 2.1(a)(y)(i) minus (y) Section 2.1 (a)(y)(ii), (iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(c) On the Effective Date, Section 2.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.5 Maximum Advances. The aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Loan Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

(d) On the Effective Date, Section 2.9 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.9 Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Loan Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit or (y) the Formula Amount. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

(e) On the Effective Date, Section 2.12(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.12. Disbursements, Reimbursement.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of the Maximum Loan Amount, less the Maximum Undrawn Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(f) On the Effective Date, Section 3.3(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

3.3 Closing Fee and Facility Fee.

(b) If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Loan Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one percent (1.00%) per annum on the amount by which the Maximum Loan Amount exceeds such average daily unpaid balance; provided, however, such fee shall be reduced to one half of one percent (0.50%) for any three month period commencing with the three month period ending October 31, 2009 if the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such three month period exceeds fifty percent (50%) of the Maximum Loan Amount. Such fee shall be payable to Agent in arrears on the first day of each November, February, May and August with respect to the previous three month period.

(g) On the Effective Date, Section 3.3(c) of the Loan Agreement is hereby deleted in its entirety.

2. Representations and Warranties of Borrowers. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b) reaffirms all of the covenants contained in the Loan Agreement (as amended hereby), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

3. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of the following conditions precedent (“Effective Date”) (all documents to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by the Borrowers and Guarantor;

(b) Receipt by Agent of a an amendment fee in the amount of $50,000, which represents the balance of the original closing fee; and

(c) Agent shall have received such other agreements, documents or information as requested by Agent in its reasonable discretion.

4. Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

5. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

6. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

7. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on April 19, 2010, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $8,003,909.92, due on account of Revolving Advances and $0 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

8. Acknowledgment of Guarantors. By execution of this Amendment, Green Plains Renewable Energy, Inc. hereby covenants and agrees that its Limited Guaranty and Suretyship Agreement dated July 30, 2009 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

9. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the State of Illinois.

(e) Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

GREEN PLAINS TRADE GROUP LLC, as Borrower

By:	/s/ Ron B. Gillis
Name:	Ron B. Gillis
Title:	EVP – Finance & Treasurer

GREEN PLAINS RENEWABLE ENERGY, INC., as Guarantor

By:	/s/ Ron B. Gillis
Name:	Ron B. Gillis
Title:	EVP – Finance & Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ John Cunningham
Name:	John Cunningham
Title:	VP

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